SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

      |_|  Preliminary Proxy Statement      |_| Confidential, for Use of the
                                                Commission Only (as permitted by
      |X|  Definitive Proxy Statement           Rule 14a-6(e)(2)

      |_|  Definitive Additional Materials

      |_|  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          FINANCIAL INSTITUTIONS, INC.
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

              -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      |X| No Fee Required

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          0-11.
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                  applies: NA
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          Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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

                                     [LOGO]
                          FINANCIAL INSTITUTIONS, INC.

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

The Annual Meeting of Shareholders of Financial Institutions, Inc. will be held at the Company's offices at 220 Liberty Street, Warsaw, New York 14569 on May 8, 2002, at 10:00 a.m. for the following purposes:

      1.    To elect five directors for three-year terms; and

      2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 27, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. Accordingly, we request you vote at your earliest convenience. You may vote by mail, telephone or Internet, further instructions are contained on the enclosed proxy ballot card.

Thank you for your cooperation.

On Behalf of the Board of Directors,


Peter G. Humphrey
President and Chief Executive Officer

April 8, 2002

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Financial Institutions, Inc.
            220 Liberty Street, P. O. Box 227, Warsaw, New York 14569

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with solicitation of the enclosed proxy on behalf of the Board of Directors of Financial Institutions, Inc. ("FII") in connection with the Annual Meeting of Shareholders of FII to be held on May 8, 2002.

The principal executive offices of FII are located at 220 Liberty Street, Warsaw, New York 14569, and the telephone number is (585) 786 - 1100.

The close of business on March 27, 2002 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 11,009,761 shares of Common Stock, each of which is entitled to one vote on each matter at the meeting. The approximate date on which this Proxy Statement and the enclosed proxy card are being sent to shareholders is April 8, 2002.

Shareholders of record may vote by telephone, via the Internet or by mail. The toll-free telephone number and Internet web site are listed on the enclosed proxy. If you vote by telephone or via the Internet you do not need to return your proxy card. If you choose to vote by mail, please mark the ballot boxes, date and sign it, and then return it in the enclosed envelope (no postage is necessary if being mailed within the United States). If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Each proxy submitted will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted FOR the Director nominees named. A shareholder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the Secretary of FII, (ii) executing and delivering a proxy bearing a later date which is voted at the Annual Meeting, or
(iii) attending and voting in person at the Annual Meeting.

              ELECTION OF DIRECTORS and INFORMATION WITH RESPECT TO
                               BOARD OF DIRECTORS

FII's Board of Directors is divided into three classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and have qualified. The By-laws of FII were modified in 2001 to state that Directors who reach their 70th birthday shall complete their remaining term, but shall not stand for re-election. On March 4, 2002, the Board of Directors, in accordance with FII's By-laws, decreased the total number of Directors by one (the class with terms of office expiring in 2003). The terms of Peter G. Humphrey, Barton P. Dambra, H. Jack South, Douglas L. McCabe, and Randolph C. Brown expire this year. Due to the age clause in the By-laws, H. Jack South will not stand for re-election. The FII Board of Directors has nominated Peter G. Humphrey, Barton P. Dambra, John E. "Jack" Benjamin, Pamela Davis Heilman and Susan R. Holliday for election as directors for three-year terms. The Board of Directors acknowledges the past contributions of W. J, Humphrey, III with his sudden passing on September 26, 2001. The Board of Directors believes that the nominees will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election. Proxies indicating abstentions and broker non-votes are counted for quorum purposes but are not counted for or against the election of directors. FII's By-laws govern the methods for counting votes and vest this responsibility in the Inspectors of Election appointed to perform this function.

The Board of Directors has established Audit, Strategic Planning, Compensation and Nominating Committees.

The Audit Committee reviews the general scope of the audit conducted by our independent auditors, and matters relating to our financial reporting, internal control systems and credit quality. In performing its function, the Audit Committee meets separately with representatives of our independent auditors, internal auditors, loan review firm and senior management. The Audit Committee is comprised of Messrs. Dambra, Gullo, South, vonHahmann and Tyler, all of whom are non-employee directors who are "independent" as defined by the National Association of Securities Dealers' listing standards. In 2001, the Audit Committee held six meetings.

The Strategic Planning Committee reviews the overall company's Strategic Plan and monitors its implementation including merger and acquisition strategies, new lines of business and capital management plans. The 2001 Strategic Planning Committee was comprised of Messrs. Tyler, vonHahmann, and Wyckoff, whom are non-employee directors, and Peter G, Humphrey, W. J. Humphrey, III, Thomas Kime, Jon Cooper, John Koelmel, Randolph Brown and Douglas McCabe. In 2001, the Strategic Planning Committee held two meetings.

The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of our executive officers and for establishing policies to deal with various compensation and employee benefit matters. The Compensation Committee administers our Management Stock Incentive Plan and grants awards to our key employees under the plan. The Compensation Committee is comprised of Messrs. Wyckoff, Gullo, South, Tyler and
W. J. Humphrey, Jr. all of whom are non-employee directors. In 2001, the Compensation Committee held nine meetings.

The Nominating Committee is responsible for nominating individuals to serve on the Board of Directors. The 2001 Nominating Committee was comprised of Messrs. Wyckoff, Peter G. Humphrey and W. J. Humphrey, Jr. In 2001, the Nominating Committee held one meeting.

Directors who are not employed by our subsidiary banks or FII are paid an annual retainer of $7,500, paid 50% in cash and 50% in FII Common Stock, and a separate fee for each Board or Committee meeting that they attend. The fees for attending a Board meeting are $750 and the fees for attending Committee meetings are $500 for the Committee Chairman and $400 for each other member of the Committee. We do not compensate directors who are employed by us or our subsidiary banks for service as directors. Under the 1999 Directors Stock Incentive Plan, our non-employee directors receive options to purchase 1,000 shares of our Common Stock upon their election to the Board of Directors and 1,000 shares upon each annual anniversary date during their terms. An eligible director who begins service on a date other than the date of an Annual Meeting of Shareholders receives a pro rata option grant.

In 2001, the Board of Directors held ten meetings. All directors attended more than 75% of the Board meetings and the meetings of Committees on which they serve.

The following table sets forth information about the nominees and those directors whose terms of office will continue after the Annual Meeting.

----------------------------------------------------------------------------------------------------------------------
                                        Director       Term          Company Positions and Principal Occupations
Name and Age                             Since        Expires
----------------------------------------------------------------------------------------------------------------------
Nominees:
----------------------------------------------------------------------------------------------------------------------
Peter G. Humphrey, 47                     1983         2005      Chairman of the Board, President and Chief
                                                                 Executive Officer of FII.
----------------------------------------------------------------------------------------------------------------------

Barton P. Dambra, 60                      1993         2005      President of Markin Tubing LP.
----------------------------------------------------------------------------------------------------------------------

John E. "Jack" Benjamin, 60               2002         2005      President of 3 Rivers Development Corporation.
----------------------------------------------------------------------------------------------------------------------

Pamela Davis Heilman, 53                  2002         2005      Partner in the law firm Hodgson Russ LLP.
----------------------------------------------------------------------------------------------------------------------

Susan R. Holliday,  46                    2002         2005      President and Publisher of the Rochester Business
                                                                 Journal, Inc.; Director of RGS Energy Group, Inc.
----------------------------------------------------------------------------------------------------------------------

Other Directors:
----------------------------------------------------------------------------------------------------------------------

John R. Koelmel, 49                       2001         2003       Sr. Vice President and Chief Administrative Officer of
                                                                  FII. Formerly Upstate NY Managing Partner for the
                                                                  accounting firm of KPMG LLP.
----------------------------------------------------------------------------------------------------------------------

Bryan G. vonHahmann, 35                   2000         2003      Vice President of Empire Tractor, Inc.
----------------------------------------------------------------------------------------------------------------------

John R. Tyler, Jr., 67                    2000         2003      Retired. Formerly Partner in the law firm of Nixon
                                                                 Peabody LLP.
----------------------------------------------------------------------------------------------------------------------

James H. Wyckoff, 50                      1985         2003      Associate Professor with the Departments of Public
                                                                 Administration and Economics, SUNY Albany.
----------------------------------------------------------------------------------------------------------------------

Jon J. Cooper, 49                         1997         2004      President and Chief Executive Officer of Wyoming
                                                                 County Bank, subsidiary of FII.
----------------------------------------------------------------------------------------------------------------------

Samuel M. Gullo, 53                       2000         2004      Owner, Family Furniture, and American Classic
                                                                 Outfitters, LLC; and real estate developer: SMG
                                                                 Development, LLC; Geneseo Square, LLC; Adams Holding
                                                                 Company, LLC.
----------------------------------------------------------------------------------------------------------------------

W.J. Humphrey, Jr., 78                    1948         2004      Retired. Formerly Chairman of the Board, President
                                                                 and Chief Executive Officer of FII.
----------------------------------------------------------------------------------------------------------------------

Thomas L. Kime, 48                        1989         2004      President and Chief Executive Officer of The
                                                                 National Bank of Geneva, subsidiary of FII.
----------------------------------------------------------------------------------------------------------------------

                                 STOCK OWNERSHIP

The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission, with respect to the persons believed by FII to be the beneficial owners of more than 5% of its outstanding Common Stock, as of December 31, 2001.

------------------------------------------------------------------------------------------------------------------
               Name                        Address               Number of Shares            Percent of Class
-----------------------------------------------------------------------------------------------------------------
Estate of Donald G. Humphrey        C/O Nixon Peabody LLP
                                     Rochester, NY 14604              601,489                     5.5%
-----------------------------------------------------------------------------------------------------------------

Wyoming County Bank (Trusts)         55 North Main Street             643,435                     5.8%
                                       Warsaw, NY 14569
-----------------------------------------------------------------------------------------------------------------

James H. Wyckoff                     2122 Rosendale Road              843,699                     7.7%
                                     Niskayuna, NY 12309
-----------------------------------------------------------------------------------------------------------------

The following table sets forth information, as of March 4, 2002, with respect to the beneficial ownership of FII's Common Stock by (a) each of the directors and nominees, (b) the Named Executive Officers specified in the Summary Compensation Table as of December 31, 2001, and (c) all directors and executive officers of FII as a group.

-----------------------------------------------------------------------------------------------------------------------
                                                     Number of Shares
                  Name                               of Common Stock                       Percent of Class
                  ----                               ---------------                       ----------------
-----------------------------------------------------------------------------------------------------------------------
W.J. Humphrey, Jr.                                       468,399                                   4.3%
-----------------------------------------------------------------------------------------------------------------------
Peter G. Humphrey                                        281,250(1)                                2.6
-----------------------------------------------------------------------------------------------------------------------
Jon J. Cooper                                              3,600                                     *
-----------------------------------------------------------------------------------------------------------------------
Barton P. Dambra                                           8,449                                     *
-----------------------------------------------------------------------------------------------------------------------
Samuel M. Gullo                                            4,449                                     *
-----------------------------------------------------------------------------------------------------------------------
Estate of Donald G. Humphrey                             601,489                                   5.5
-----------------------------------------------------------------------------------------------------------------------
Estate of W. J. Humphrey, III                            351,127(2)                                3.2
-----------------------------------------------------------------------------------------------------------------------
Thomas L. Kime                                             7,275                                     *
-----------------------------------------------------------------------------------------------------------------------
John R. Tyler, Jr.                                           649                                     *
-----------------------------------------------------------------------------------------------------------------------
Bryan G. vonHahmann                                        2,774                                     *
-----------------------------------------------------------------------------------------------------------------------
James H. Wyckoff                                         843,699(3)                                7.7
-----------------------------------------------------------------------------------------------------------------------
H. Jack South                                              2,949                                     *
-----------------------------------------------------------------------------------------------------------------------
John R. Koelmel                                            5,000                                     *
-----------------------------------------------------------------------------------------------------------------------
Douglas L. McCabe                                          2,023                                     *
-----------------------------------------------------------------------------------------------------------------------
Randolph C. Brown                                          3,740(4)                                  *
-----------------------------------------------------------------------------------------------------------------------
John E. "Jack" Benjamin                                        0                                     0
-----------------------------------------------------------------------------------------------------------------------
Pamela Davis Heilman                                           0                                     0
-----------------------------------------------------------------------------------------------------------------------
Susan R. Holliday                                          1,000                                     *
-----------------------------------------------------------------------------------------------------------------------
Directors and executive officers as a                  3,251,946(5)                               29.5
group (19 persons)
-----------------------------------------------------------------------------------------------------------------------

* Denotes less than 1%

(1) Includes 54,000 shares held as custodian for his son, beneficial ownership of which is disclaimed.
(2) Includes 99,577 shares held as custodian for his children, beneficial ownership of which is disclaimed.
(3) Includes 581,600 shares held by trusts. As trustee, Mr. Wyckoff exercises voting and disposition powers.
(4) Includes 50 shares held as custodian for his son, beneficial ownership of which is disclaimed.
(5)   Includes 643,435 shares held by Wyoming County Bank as Trustee.

                             STOCK PERFORMANCE GRAPH

The Stock Performance Graph compares the cumulative total return on FII's Common Stock against the cumulative total return of the NASDAQ Stock Market Index of U.S. Stocks and the SNL Securities L.C. ("SNL") $1 Billion - $5 Billion Bank Asset Size Index, for the period since June 25, 1999, when FII began trading publicly, through December 31, 2001. The graph assumes that $100 was invested on June 25, 1999 in FII's Common Stock and the indices, and that all dividends were reinvested.

                               [PERFORMANCE CHART]

-------------------------------------------------------------------------------------------------------------------------
                                                                Period Ending
-------------------------------------------------------------------------------------------------------------------------
Index                                  06/25/99     06/30/99    12/31/99    06/30/00     12/31/00    06/30/01    12/31/01
-------------------------------------------------------------------------------------------------------------------------
Financial Institutions, Inc.            100.00       100.50       82.28       96.51        95.32      158.99      167.91
-------------------------------------------------------------------------------------------------------------------------
NASDAQ - Total US*                      100.00       105.48      159.79      155.98        96.11       84.56       76.26
-------------------------------------------------------------------------------------------------------------------------
SNL $1B-$5B Bank Index                  100.00       102.94       94.69       85.40       107.45      130.30      130.56
-------------------------------------------------------------------------------------------------------------------------

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002. Used with permission. All rights reserved. crsp.co. SNL Financial LC

                             AUDIT COMMITTEE REPORT

The FII Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions, internal controls and financial reporting process. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is included in this Proxy Statement as Appendix A on pages 14 - 16.

Management is responsible for FII's internal controls and financial reporting process. FII's independent auditors, KPMG LLP ("KPMG"), are responsible for performing an independent audit of FII's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes.

In connection with these responsibilities, the FII Audit Committee met with management and the independent auditors to review and discuss FII's December 31, 2001 consolidated financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Audit Fees of $134,000, excluding audit-related fees, were billed to FII by KPMG for professional services rendered in connection with the audits of FII's consolidated financial statements for the fiscal year ended December 31, 2001, FII's broker-dealer subsidiary's financial statements for the fiscal year ended December 31, 2001, and the limited reviews of the interim consolidated financial statements included in FII's Forms 10-Q for the quarterly periods in 2001. There were no Financial Information Systems Design and Implementation Fees billed nor services rendered to FII by KPMG during the fiscal year ended December 31, 2001. Fees billed to FII by KPMG for audit-related services rendered during the fiscal year ended December 31, 2001 totaled $59,027, and those for non-audit services totaled $224,780. Audit-related services consisted of audits of financial statements of employee benefit plans, SEC filings, regulatory procedures and an information technology review. Non-audit services consisted of tax compliance, management advisory and acquisition due diligence. The Audit Committee discussed KPMG's independence with KPMG and has considered whether the non-audit services provided by KPMG during the fiscal year ended December 31, 2001 were compatible with maintaining KPMG's independence. The Audit Committee has concluded that the non-audit services provided do not impair the independence of KPMG.

Based upon the Audit Committee's discussions with management and the independent auditors, and its review of the information described in the preceding paragraph, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in FII's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                           Barton P. Dambra, Chairman
                                 Samuel M. Gullo
                                  H. Jack South
                                Bryan vonHahmann
                               John R. Tyler, Jr.

                       COMPENSATION OF EXECUTIVE OFFICERS

                          COMPENSATION COMMITTEE REPORT

The Compensation Committee (Committee) is composed entirely of outside, non-employee directors. The primary responsibilities of the Committee include designing a compensation program that includes:

      o     Base salary and benefits,
      o     Short-term incentive cash compensation, and
      o     Long-term stock option program.

In designing these programs the Committee accounts for several important goals:

      o Aligning the interests of executives with shareholders' goals of maximizing long-term share value and return.
      o Attracting, retaining and motivating high-performing executives in the most cost-efficient manner.
      o     Creating a high-performing and satisfying workplace.

The compensation program addresses these goals through a mix of compensation elements.

      o Base salary and benefits are intended to reflect norms of a competitive market place and allow the Company to attract and retain high-performing individuals. This component is determined by job responsibilities and reviewed annually.
      o Incentive cash compensation is intended to motivate and reward individuals to achieve specific, identified short-term performance goals. This component varies according to individual performance relative to predetermined goals.
      o Stock options are intended to provide long-term incentives for individuals to align with shareholder interests and to remain with FII. This component varies by job responsibilities and stock price.

The FII compensation program reflects a mix of stable and at risk compensation. The Committee believes that this structure fairly rewards executives and aligns their interests with those of shareholders in an efficient manner. Each component of the compensation program is described in more detail below.

Base salary. The performance of each executive and the level of responsibility within their position are considered in establishing base salaries. Salary ranges have been established and are based upon duties as described in the position description. To ensure competitive salaries, the Committee regularly reviews the results of compensation surveys of peers. The Committee intends that salaries be set roughly at peer medians accounting for size, cost of living differences, and organizational performance. Year-to-year increases in salary depend upon prior year performance, determined through a formal review process, and the position of the individual within the salary range for that position.

Incentive compensation. The incentive compensation program provides senior management with additional incentive to meet performance targets set by the Committee. Senior managers receive incentive compensation at year-end based upon the performance of FII and their business unit relative to targets established at the beginning of the year. Targets are based on prior year performance, an assessment of the current and expected opportunities and market conditions, and the specific strategic objectives established for the current year. Incentive compensation is based on performance with respect to return on equity, net interest margin, non-interest income relative to average assets, and non-interest expense relative to average assets. These targets align with the FII's strategic direction and focus.

Stock options. To encourage growth in shareholder value, the Committee provides each senior executive who is in a position to substantially affect the long-term success of FII with stock options. The stock option program is intended to encourage share ownership and motivate and retain key officers. The Committee believes that stock options, which provide value to participants, only when the Company's shareholders benefit from stock price appreciation, are an important component of aligning the interests of managers with those of owners. Stock options are generally granted based on a percent of base pay. In designing the program the Committee weighs the incentive gains from stock options with the accompanying dilution of ownership to arrive at a plan that is most beneficial to the long run interests of shareholders. FII periodically reviews the stock option program to ensure that it continues to meet its goals.

The principal components of this program as implemented in 2001 for named executives are summarized in the following table.

Chief Executive Officer. Mr. Peter Humphrey's compensation is determined in the same manner as other senior executives, as described above. The Committee conducts an annual evaluation of Mr. Humphrey's performance to determine year-to-year changes in compensation. Additionally, the Committee periodically reviews the CEO salary range in light of the changing size and structure of FII and compensation of similar peers. Based on the overall performance of FII and the Committee's evaluation of his performance, Mr. Humphrey received a 7 percent increase in base pay for 2002.

                             COMPENSATION COMMITTEE
                           James H. Wyckoff, Chairman
                                 Samuel M. Gullo
                                  H. Jack South
                               John R. Tyler, Jr.
                               W. J. Humphrey, Jr.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth certain information about the compensation received by our Chief Executive Officer and our six other most highly compensated executive officers (collectively, the "Named Executive Officers") in the capacities indicated.

                                                                                   Long-Term Compensation
                                                        Annual Compensation                  Awards
                                                  -------------------------------------------------------------------------------
                                                                                    Securities                      All Other
                                                                                    Underlying                        Compen-
              Name and                                Salary          Bonus        Options/SARS   Payouts         sation (1)(2)(3)
         Principal Position              Year           ($)            ($)              (#)         ($)                 ($)
---------------------------------------------------------------------------------------------------------------------------------
Peter G. Humphrey                        2001        319,844         166,872                0            0            41,680
President & Chief Executive              2000        298,920         120,517                0            0            55,941
Officer of FII                           1999        282,000         121,717           94,000       34,261            41,749

John R. Koelmel, Senior Vice             2001        191,475          99,898           12,333            0             5,670
President and Chief Administrative       2000        185,000          44,752           37,000            0                 0
Officer of FII

Jon J. Cooper                            2001        184,500          96,845                0            0            24,536
Senior Vice President of FII and         2000        164,300          67,622                0            0            21,701
President & Chief Executive Officer      1999        155,000          68,537           51,665        7,750             9,600
of Wyoming County Bank

Thomas L. Kime                           2001        187,143          99,860                0            0            34,108
Senior Vice President of FII and         2000        174,900          82,599                0            0            31,869
President & Chief Executive Officer      1999        165,000          69,971           55,000       25,006            28,423
of The National Bank of Geneva

W.J. Humphrey III                        2001        134,550          53,729                0            0            21,894
Senior Vice President of FII and         2000        130,000          53,417                0            0            21,923
President & Chief Executive Officer      1999        125,000          58,209           41,665       17,905            20,994
of The Pavilion State Bank

Randolph C. Brown                        2001        120,745          64,325                0            0            32,707
Senior Vice President of FII and         2000        114,450          39,917                0            0            21,108
President & Chief Executive Officer      1999        109,000          42,207           36,335       12,603            15,219
of First Tier Bank & Trust

Douglas L. Mc Cabe                       2001        150,000          35,898           37,000            0             4,128
Senior Vice President of FII and
President & Chief Executive Officer
of Bath National Bank

-----------------------
(1) Includes, for 2001, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $8,295, $5,670, $9,030, $9,135, $2,625, $4,889 and $4,128 for Messrs. Peter Humphrey, Koelmel, Cooper, Kime, W.J. Humphrey III, Brown , and McCabe respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,385, $15,506, $24,973, $19,269, and $27,818 for life insurance policies for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey, III, and Brown, respectively.

(2) Includes, for 2000, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $5,355, $6,195, $6,510, $3,045, and $1,728 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III, and Brown , respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $50,586, $15,506, $25,358, $18,878, and $19,380 for life insurance policies for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey, III, and Brown, respectively.

(3) Includes, for 1999, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $7,900, $9,600, $8,100, $7,900, and $4,277 for Messrs. Peter Humphrey, Cooper, Kime, W.J. Humphrey III and Brown, respectively. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $33,849, $19,323, $13,094, and $10,942 for life insurance policies for Messrs. Peter Humphrey, Kime, W.J. Humphrey, III and Brown, respectively.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                                              Market
                                                             Price ($                  Potential Realizable Value at
                     Securities     % of Total   Exercise   per share)                  Assumed Annual Rate of Stock
                     Underlying      Options     or Base   if different                    Price Appreciation for
                      Options       Granted to    Price        than                              Option Term
                      Granted       Employees    ($ per      exercise     Expiration   --------------------------------
      Name              (#)          in 2001      Share)       price         Date       0% ($)     5% ($)    10% ($)
-----------------------------------------------------------------------------------------------------------------------
Douglas L. McCabe     37,000           3.7%      $21.35         N/A          5/1/2011     N/A      496,795   1,258,977
-----------------------------------------------------------------------------------------------------------------------
John R. Koelmel       12,333           1.2%      $14.00      $18.15         11/6/2011   72,635     108,586     275,179
-----------------------------------------------------------------------------------------------------------------------

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR END OPTION VALUES

----------------------------------------------------------------------------------------------------------------------
                                  Aggregate                 Number of Securities            Value of Unexercised
                                   Option                  Underlying Unexercised               In-The-Money
                                  Exercises              Options of Fiscal Year End      Options at Fiscal Year End
----------------------------------------------------------------------------------------------------------------------

                        Shares Acquired     Value
                          on Exercise      Realized
         Name                 (#)             ($)      Exercisable    Unexercisable   Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------
Peter G. Humphrey            None             --          37,600          56,400         $879,840      $1,319,760
----------------------------------------------------------------------------------------------------------------------
John R. Koelmel              None             --          12,333          37,000         $288,592        $865,800
----------------------------------------------------------------------------------------------------------------------
Jon J. Cooper                None             --          20,666          30,999         $483,584        $725,376
----------------------------------------------------------------------------------------------------------------------
Thomas L. Kime               None             --          22,000          33,000         $514,800        $772,200
----------------------------------------------------------------------------------------------------------------------
W.J. Humphrey III            None             --          16,666          24,999         $389,984        $584,976
----------------------------------------------------------------------------------------------------------------------
Randolph C. Brown            None             --          14,534          21,801         $340,095        $510,143
----------------------------------------------------------------------------------------------------------------------
Douglas L. McCabe            None             --             0            37,000            0            $865,800
----------------------------------------------------------------------------------------------------------------------

                  DEFINED BENEFIT PLAN AND EXECUTIVE AGREEMENTS

      FII maintains a defined benefit retirement plan that covers all of our full- and part-time employees who satisfy the eligibility requirements. Employees are eligible to participate in the plan if they have completed one year of employment and are at least 21 years of age. Participants with five or more years of service are entitled to annual pension benefits beginning at 62 years of age. The amount of the retirement benefit is 1.75% of the participant's highest average five consecutive years' compensation multiplied by the number of years of service up to 35 years, plus 1.25% of the participant's highest average five consecutive years' compensation for service in excess of 35 years, not to exceed 40 years of creditable service, less 0.49% of the average of the participant's final three years' compensation multiplied by the number of years of service up to 35 years. If a participant terminates employment with us before completing five years of service, such person forfeits the right to receive plan benefits. Total plan expense charged to our operations for 2001, 2000 and 1999 and was $270,000, $224,000, and $209,000, respectively, and the market value of the assets held by the plan at December 31, 2001 was approximately $15.2 million. The following table sets forth the estimated plan benefits payable upon retirement for various levels of compensation and years of service:

                                                                Years of Service
                                                                ----------------
      Compensation                  15                 20              25                30                 35
      ------------                  --                 --              --                --                 --
$150,000                          36,640             48,853           61,067            73,280             85,493
$175,000                          41,890             55,853           69,817            83,780             97,743
$200,000                          41,890             55,853           69,817            83,780             97,743
$250,000                          41,890             55,853           69,817            83,780             97,743
$300,000                          41,890             55,853           69,817            83,780             97,743
$350,000                          41,890             55,853           69,817            83,780             97,743
$400,000                          41,890             55,853           69,817            83,780             97,743
$450,000                          41,890             55,853           69,817            83,780             97,743
$500,000                          41,890             55,853           69,817            83,780             97,743
$525,000                          41,890             55,853           69,817            83,780             97,743

For purposes of determining benefits under the plan, compensation includes salary and bonus but cannot exceed $170,000. The benefit computation is based on a life annuity with a five-year certain. The Social Security Offset (included in the above figures) is 0.49% times the three-year final average salary up to covered compensation times the number of years of creditable service up to 35 years. This offset assumes a 2001 benefit for a participant of age 65. The estimated credited years of service for each of the Named Executive Officers as of December 31, 2001 was: Peter G. Humphrey, 22.417; Jon J. Cooper, 3.750; Thomas L. Kime, 22.917; W. J. Humphrey III, 25.750; Randolph C. Brown, 9.167; John R. Koelmel, .417, and Douglas L. McCabe, 0.

FII maintains a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. At least one year of service is required to be eligible for employer-matching contributions. Participants may contribute up to 15% of their compensation to the Plan. Each year we determine, at our discretion, the amount of matching contributions. Total plan expense charged to our operations for 2001, 2000, and 1999 was $708,000, $524,000, and $480,000, respectively.

FII has a three-year employment agreement with Mr. Peter G. Humphrey providing for his employment as FII's President and Chief Executive Officer. The agreement includes change of control and change of authority provisions. If Mr. Humphrey's employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), Mr. Humphrey will receive an amount equal to the sum of 300% of the base salary plus the average annual incentive compensation paid by the Company to him for the most recent three tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) Mr. Humphrey will receive an amount equal to the sum of two years base salary plus the average of the annual incentive compensation paid for the most recent two tax years ending before the date on which termination occurred.

Messrs. Cooper, Kime, Brown and McCabe, executive officers of FII, are also CEOs of subsidiary Banks and have employment agreements with them providing employment as the Bank's President and Chief Executive Officer. Each agreement is for a three-year term and includes change of control and change of authority provisions. If the executive's employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), the executive will receive an amount equal to the sum of 200% of the base salary plus the average annual incentive compensation paid by the Company to him for the most recent two tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) the executive will receive an amount equal to the sum of one year base salary and the annual incentive compensation paid for the most recent tax year ending before the date termination occurred. John R. Koelmel, FII's Chief Administrative Officer, and Patrick C. Burke, Sr. Vice President of FII and President of the Burke Group, Inc., have a similar employment agreement with FII.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our directors, executive officers and many of our substantial shareholders and their associates are also our customers. "Associates" include corporations, partnerships and other organizations in which they are officers or partners, or in which they and their immediate families have at least a 5% interest. During 2001, we made loans in the ordinary course of business to many of our directors, executive officers, principal shareholders and their associates. All of these loans were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us and loans did not involve more than the normal risk of collectibility or present other unfavorable features. On December 31, 2001, the aggregate principal amount of loans to the FII directors, named executive officers and their associates was $6,604,378 and the principal amount of loans to all of the directors and officers of FII and our subsidiaries, and their associates was $25,592,378. Loans to directors, executive officers and substantial shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria. We expect to have such transactions or transactions on a similar basis with our directors, executive officers, principal shareholders and their associates in the future.

FII has engaged the law firm of Hodgson Russ LLP to provide legal services to FII during 2001. Pamela Davis Heilman, a nominee for director, is currently a partner with this law firm.

W. J. Humphrey, Jr. is the brother of the late Donald G. Humphrey. W.J. Humphrey, Jr. is the father of Peter G. Humphrey and the late W.J. Humphrey III. James H. Wyckoff is the son of Margaret Wyckoff, the sister of W.J. Humphrey, Jr.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of FII's equity securities to file with the Securities and Exchange Commission reports of transactions in and ownership of Common Stock of FII. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2001 except that Douglas L. McCabe did not file in a timely manner three reports relating to three transactions.

                              SHAREHOLDER PROPOSALS

Any proposal which an FII shareholder wishes to have considered by the Board of Directors for inclusion in FII's proxy statement for a forthcoming meeting of shareholders must be submitted on a timely basis and meet all requirements of the Securities Exchange Act and the Company's By-laws. Proposals for the 2003 annual meeting will not be deemed to be timely submitted unless they are received by the Company, directed to the President and Chief Executive Officer of the Company, at its principal executive offices, not later than December 9, 2002. Management proxies will be authorized to exercise discretionary voting authority with respect to any other matters unless the Company receives such notice thereof at least 60 days prior to the date of the Annual Meeting.

                                  OTHER MATTERS

The FII Board of Directors knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

The cost of solicitation of proxies will be borne by FII. In addition to solicitation by mail, some officers and employees of FII may, without extra compensation, solicit proxies personally or by telephone or telegraph and FII will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.

SHAREHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE SECRETARY, FINANCIAL INSTITUTIONS, INC., 220 LIBERTY STREET, WARSAW, NEW YORK 14569.

April 8, 2002

                                                                      Appendix A

                          FINANCIAL INSTITUTIONS, INC.
                               BOARD OF DIRECTORS
                            AUDIT COMMITTEE CHARTER
                    Adopted July 1999; Revised January 2002

I. AUTHORITY and PURPOSE

      The Board of Directors has established the Audit Committee to assist the Board in fulfilling its oversight and fiduciary responsibilities. The primary roles of the Audit Committee are to:

            Serve as an independent and objective party to monitor FII's financial reporting process and system of internal controls.

            Review and assess the audit efforts of FII's internal audit department and the independent auditors. The independent auditors are ultimately accountable to the Board and the Audit Committee.

            Provide an open forum for communication among the independent auditors, financial and senior management, the internal audit department, and the Board of Directors.

      The Audit Committee will fulfill its roles by carrying out the duties and responsibilities as described in Section IV.

II. COMPOSITION

      The Audit Committee shall be comprised of 3 or more directors as determined by the Board, each of whom shall be independent Directors, as defined by the National Association of Securities Dealers (NASD), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee should possess a familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

      The Audit Committee will meet at least four times annually, or more frequently as circumstances warrant. Meetings should allow for independent and separate discussions with the independent auditors, senior management and the internal audit personnel as deemed necessary to ensure candid and open communication.

IV. DUTIES and RESPONSIBILITIES

      The following identify the specific areas and actions that the Audit Committee is responsible for:

            Recommend to the Board of Directors the selection, re-appointment and/or termination of the independent auditors, considering their independence and effectiveness, as well as approve the fees and other compensation to be paid to the independent auditors (for both audit and non audit services).

            Review and approve the scope of the annual audit with the independent auditors.

            Review FII's interim financial and operating results with senior management and the independent auditors.

            Be available to review any significant or material matters pertaining to the filing of the 10-Q or to the release of earnings with the independent auditors.

            Prepare a report for inclusion in FII's proxy statement that states that the committee has:

                  o Reviewed and discussed with management FII's annual financial statements, including any report, opinion or review rendered by the independent auditor.
                  o Discussed the matters that are required to be communicated by Statement on Auditing Standards No. 61 (SAS 61), "Communication with Audit Committees" with the external auditor.
                  o Received the written disclosures and the letter from the external auditor on independence matters as required by Independence Standards Board Standard Number 1.
                  o     Discussed independence issues with the external auditor.
                  o Recommended to the Board of Directors that the audited financial statements be filed with the SEC.

            Review and update the Committee's charter annually, and publish the charter in the proxy statement at least every three years, or in the next proxy statement after any significant amendment to the charter.

            Discuss the coordination of audit effort with the internal auditor and external auditor to assure completeness of coverage, reduction of redundant work, and the effective use of audit resources.

            Review and approve the scope of the internal audit activities on an annual basis.

            Review the internal audit reports issued for areas of the holding company, non-bank subsidiaries and those of concern of banking subsidiaries.

            Approve the selection of external audit firms to perform internal audit work, as needed, to complement the internal audit program, considering their independence and effectiveness, as well as approve the fees and other compensation to be paid.

            Recommend to the Board of Directors the selection, re-appointment and/or termination of the independent external loan review entity, considering their independence and effectiveness, as well as approve the fees and other compensation to be paid.

            Review and approve the scope of the external loan review.

            Review the reports issued by the external loan review entity along with any management responses to recommendations.

            Review, as applicable, any other engagement and report issued for non-audit services rendered by the independent auditors.

            Seek appropriate third party expert advice, including legal counsel opinions, when matters of a significant and material nature arise that can not be resolved in the normal course of business.

            Report Committee activities/actions to the Board of Directors at each meeting of the Board following a Committee meeting.

            Perform any other activities consistent with this Charter, FII's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.